Exhibit 99.1

Assurant to Hold Virtual Annual Meeting of Shareholders

NEW YORK, April 16, 2020 — Assurant, Inc. (NYSE: AIZ), a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases, today announced that its 2020 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on Thursday, May 7, 2020 at 9:00 a.m. Eastern Time, will be held exclusively in a virtual-only format due to the public health threat caused by the COVID‐19 pandemic. Shareholders will not be able to attend the Annual Meeting in person this year.
Shareholders of record as of the close of business on March 13, 2020 are invited to attend the Annual Meeting at www.virtualshareholdermeeting.com/AIZ2020 by entering the 16-digit control number included on their proxy card, voting instruction or notice previously distributed to them. Online access to the Annual Meeting will open at 8:45 a.m. Eastern Time to allow time for shareholders to log in prior to the start of the live audio webcast of the Annual Meeting at 9:00 a.m. Eastern Time. Once admitted, shareholders will have the opportunity to submit questions in writing and vote their shares during the Annual Meeting by following the directions on the virtual meeting platform.
All shareholders, whether attending the Annual Meeting or not, are encouraged to vote and submit their proxies in advance of the meeting by using one of the methods described in the proxy materials:

VOTE BY INTERNET - www.proxyvote.com
Vote by 11:59 p.m. Eastern Time on May 6, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 4, 2020 for shares held in a plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Vote by 11:59 p.m. Eastern Time on May 6, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 4, 2020 for shares held in a plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL	Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

A list of stockholders entitled to vote at the Annual Meeting will be available to stockholders for examination 10 days prior to the Annual Meeting. To review the list of stockholders, please contact Investor Relations at Investor.Relations@assurant.com. The stockholder list will also be available during the Annual Meeting on the virtual meeting platform.
About Assurant
Assurant, Inc. (NYSE: AIZ) is a leading global provider of lifestyle and housing solutions that support, protect and connect major consumer purchases. Anticipating the evolving needs of consumers, Assurant partners with the world’s leading brands to develop innovative products and services and to deliver an enhanced customer experience. A Fortune 500 company with a presence in 21 countries, Assurant offers mobile device solutions; extended service contracts; vehicle protection services; pre-funded funeral insurance; renters insurance; lender-placed insurance products; and other specialty products. The Assurant Foundation strengthens communities by supporting charitable partners that help protect where people live and can thrive, connect with local resources, inspire inclusion and prepare leaders of the future.
Learn more at assurant.com or on Twitter @AssurantNews.
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Media Contact:
Linda Recupero
Senior Vice President, Enterprise Communication
linda.recupero@assurant.com

Investor Relations Contact:
Sean Moshier
Director, Investor Relations
sean.moshier@assurant.com